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                                                           Exhibit 24.2(n)


December 1, 2003                                           ROPES & GRAY LLP







SEI Absolute Return Fund, L.P.
SEI Investments Management Corporation
One Freedom Valley Drive
Oaks, PA 19456

Ladies and Gentlemen:

      You have requested our opinion as to whether SEI Absolute Return Fund, L.P. (the "Fund") will be treated as a partnership for U.S. federal income tax purposes rather than as an association or publicly traded partnership which is taxable as a corporation.

      The Fund is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "Act"). The management and operation of the Fund and its business and affairs is vested solely in a board of directors (the "Board"). The Fund is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company, and the Fund's securities are registered under the Securities Act of 1933, as amended.

      For the purpose of rendering this opinion, we have examined the Fund's Registration Statement filed with the Securities and Exchange Commission (the "Registration Statement"), its Agreement of Limited Partnership (the "Partnership Agreement") and such other documents as we have deemed necessary or relevant for the purposes of this opinion. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement. In rendering this opinion, we have assumed that the Partnership Agreement is the document pursuant to which the Fund will operate, and that the Fund will be operated in accordance with the Registration Statement and the Act. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon certain representations made by the Adviser. We also have examined such matters of law as we have deemed necessary or appropriate for purposes of this opinion. Our opinion is based on our examination of such law, our review of the documents described above, the statements, representations and assumptions referred to above and below, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations (the "Regulations") and published rulings thereunder, and the judicial interpretations thereof currently in effect. Any material change in applicable law or any of the relevant facts and circumstances described in the Registration Statement, or inaccuracy of any statements, representations or assumptions on which we have relied, may affect the validity of our opinion.


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SEI Absolute Return Fund, L.P.       - 2 -                      December 1, 2003



      Pursuant to regulations under Section 7701 of the Code, a business entity that is not required to be classified as a corporation under Sections 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8) of the Regulations (an
"eligible entity") can elect its classification for U.S. federal income tax purposes. Based on a review of the applicable law and facts and on representations made by the Adviser and on information obtained by us, it is our opinion that the Fund is an eligible entity. In the absence of a contrary election, a newly formed domestic eligible entity with at least two members will be treated as a partnership for U.S. federal income tax purposes unless the entity elects to be treated as an association taxable as a corporation or is classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code. The Adviser has represented that the Fund has not made and will not make such an election to be treated as an association taxable as a corporation, and does and will at all times have two or more members.

      Pursuant to Section 7704 of the Code, a publicly traded partnership means any partnership the interests in which are traded on an "established securities market" or which are "readily tradable on a secondary market or the substantial equivalent thereof." Interests in the Fund will not be traded on an established securities market within the meaning of Section 7704 and the Regulations. The Regulations under Section 7704 provide certain safe harbors under which interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof.

      While it is expected that Interests in the Fund may be repurchased in a manner that does not qualify for a safe harbor, and in particular, does not qualify for the redemption and repurchase safe harbor set forth Section 1.7704-1(f) of the Regulations, the Regulations specifically provide that the failure of a transfer of a partnership interest to qualify for one or more of the safe harbors is disregarded in determining whether interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. Instead, such partnership's status is determined under a facts and circumstances test set forth in the Regulations. Under that test, interests in a partnership will not be deemed to be readily tradable on a secondary market or the substantial equivalent thereof if, taking into account all of the facts and circumstances, the partners are not readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market.

      We believe that, while the Fund will not technically meet the safe harbor set forth in Section 1.7704-1(f) of the Regulations with respect to the redemption and repurchase of Interests by the Fund, based upon representations made to us by the Adviser on behalf of the Fund, the variation between such redemptions and repurchases and that safe harbor are not significant and will not enable investors in the Fund to be able to readily buy, sell or exchange their Interests in a manner that is comparable, economically, to trading on an established securities market. Therefore, we believe that those variations will not cause the Interests to be treated as readily



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SEI Absolute Return Fund, L.P.       - 3 -                      December 1, 2003

tradable on a secondary market or the substantial equivalent thereof, within the meaning of the Section 7704 and the Regulations.

      We believe that, based upon the foregoing assumptions, anticipated operations of the Fund, representations provided to us by the Adviser on behalf of the Fund, as well as the legislative history to Section 7704 and the text of the Regulations, the Fund will satisfy the "facts and circumstances" test described above in each taxable year, and therefore Interests in the Fund will not be readily tradable on a secondary market or the substantial equivalent thereof.

      Based on the foregoing, we are of the opinion that the Fund will be treated as a partnership for U.S. federal income tax purposes rather than as an association or publicly traded partnership which is taxable as a corporation.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the heading "Tax Considerations - Publicly Traded Partnership Status of the Fund." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                    Very truly yours,

                                    -------------------------

                                    ROPES & GRAY LLP